Exhibit 23

Consent of Independent Auditors

The Board of Directors

Partners Trust Financial Group, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-87220) of Partners Trust Financial Group, Inc. of our report dated May 30, 2003, relating to the statements of net assets available for benefits of the SBU Bank Incentive Savings Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2002 annual report on Form 11-K of Partners Trust Financial Group, Inc.

/s/ KPMG LLP

Albany, New York

June 24, 2003